SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                         INTERNATIONAL TRAVEL CD'S, INC.
--------------------------------------------------------------------
(Exact name of registrant as specified on its charter)

        COLORADO                      7299                  84-1553046
-------------------------       -----------------      ------------------
(State or jurisdiction of       (Primary Standard       (I.R.S. Employer
    incorporation or                Industrial         Identification No.)
      organization)                Classification
                                    Code Number)


2 N. Cascade Avenue, Suite 1100, Colorado Springs, CO  80903, (719) 381-1728
----------------------------------------------------------------------------
      (Address and telephone number of principal executive offices)


Joshua N. Wolcott, 1357 S. Josephine Street, Denver, CO 80210, (303) 733-3484
-----------------------------------------------------------------------------
        (Name, address and telephone number of agent for service)


APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

[add 415 legend]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933, check the following box.   [X]
___________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
___________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
___________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
___________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                      CALCULATION OF REGISTRATION FEE

                                                             PROPOSED
                                          PROPOSED           MAXIMUM
TITLE OF EACH           DOLLAR            MAXIMUM            AGGREGATE    AMOUNT OF
CLASS OF SECURITIES     AMOUNT TO BE      OFFERING PRICE     OFFERING     REGISTRATION
TO BE REGISTERED        REGISTERED(1)     PER SHARE (1)      PRICE(1)     FEE(1)
-------------------     --------------    --------------     ---------    ------------
Common Stock,
 $.001 par value        $  200,000        $  .05             $ 200,000    $  53.60

                                                                          --------
                                                                  Total   $  53.60
                                                                          ========

---------------------

(1) Estimated solely for the purpose of determining the amount of the registration.

---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

---------------------

                      CROSS REFERENCE SHEET

      (Showing Location In Prospectus of Information Required
                       by Items of Form SB-2)



PART I.   INFORMATION REQUIRED IN PROSPECTUS
--------------------------------------------

Item No.   Required Item                          Location or Caption
--------   ----------------------------------     ----------------------------

1.         Front of Registration Statement and    Front of Registration Statement and
           Outside Front Cover of Prospectus      outside front cover of Prospectus

2.         Inside Front and Outside Back Cover    Inside Front Cover Page of Prospectus and
           Pages of Prospectus                    Outside Back Cover Page of Prospectus

3.         Summary Information and Risk Factors   Prospectus Summary; Risk Factors

4.         Use of Proceeds                        Use of Proceeds

5.         Determination of Offering Price        Prospectus Summary - Determination of
                                                  Offering Price; Risk Factors

6.         Dilution                               Dilution

7.         Selling Security Holders               Not Applicable

8.         Plan of Distribution                   Plan of Distribution

9.         Legal Proceedings                      Litigation

10.        Directors, Executive Officers,         Management
           Promoters and Control Persons

11.        Security Ownership of Certain          Principal Shareholders
           Beneficial Owners and Management

12.        Description of Securities              Description of Securities

13.        Interest of Named Experts              Legal Opinions; Experts

14.        Disclosure of Commission Position on   Statement as to Indemnification
                                                  Indemnification



Item No.   Required Item                          Location or Caption
--------   ----------------------------------     ----------------------------


15.        Organization Within Last Five Years    Management; Certain Transactions

16.        Description of Business                Business - Background

17.        Management's Discussion and            Business - Plan of Operation
           Analysis or Plan of Operation

18.        Description of Property                Business - Property

19.        Certain Relationships and Related      Certain Transactions With Management
           Transactions                           and Others

20.        Market for Common Stock and            Prospectus Summary; Market for
                                                  the Related Stockholder Matters     the Company's Common Stock

21.        Executive Compensation                 Executive Compensation

22.        Financial Statements                   Financial Statements

23.        Changes in and Disagreements with      Not Applicable
           Accountants on Accounting and
           Financial Disclosure



                      AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. Exhibits and schedules to the Registration Statement are
not included in this prospectus.   The Registration Statement,
including exhibits and schedules, as well as the reports and other information filed by the Company with the Securities and Exchange Commission, may be inspected without charge at the Public Reference Room of the Securities and Exchange Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices at 13th Floor, Seven World Trade Center, New York, N.Y. 10048, and Suite
1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Securities Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington,
D.C. 20549. Electronic filing made through the Electronic Data Gathering Analysis and Retrieval System are also publicly available through the Securities and Exchange Commission's Web site (http://www.sec.gov).

      Investors are cautioned that this registration statement contains certain trend analysis and other forward looking statements that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward looking statements. These statements are based on current expectations and projections about the data storage and retrieval industry and assumptions made by management and are not guarantees of future performance. Therefore, actual events and results may differ materially from those expressed or forecasted in the forward looking statements due to factors such as the effect of changing economic conditions, material changes in currency exchange rates, conditions in the overall healthcare market, risks associated with product demand and market acceptance risks, the impact of competitive products and pricing, delays in new product development and technological risks.



The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


             Subject to change dated January 16, 2001

                        -----------------
                          PROSPECTUS
                        -----------------


                  INTERNATIONAL TRAVEL CD'S, INC.

                      (A Colorado Corporation)

  OFFERING OF 4,000,000 SHARES OF COMMON STOCK AT A PRICE OF $0.05 PER
                      SHARE; NO MINIMUM PURCHASE

This prospectus relates to an offering by International Travel CD's, Inc. (the "Company") of 4,000,000 Shares of our Common Stock (the "Shares"). The Shares are being offered at a Price of $0.05 per Share. We will be selling all of the 4,000,000 shares of common stock no par value on a "best efforts basis" and will not use an underwriter nor pay a commission for the sale of the shares. This is our initial public offering, and no public market currently exists for any of our securities. The offering price may not reflect the market price of the Shares after the offering. We have arbitrarily determined the initial offering price of the Shares and such prices per Share bears no relationship whatsoever to the value of the Company's assets, earnings, book value or any other criteria. No arrangements have been made to place funds in escrow, trust or any similar account. There is no minimum amount we are required to raise in this offering and any funds received will be immediately available to us. No underwriter or investment bank has agreed to assist us in raising the funds under this offering.

     You should carefully consider the Risk Factors beginning
     on page 6 of this prospectus.
                      _______________________

You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                     ______________________

	Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                Offering Price                       Maximum Proceeds   Minimum Proceeds
                to Public          Commissions(1)       to Company       to Company(2)
-------------   --------------     --------------    ----------------   ----------------

Per Share          $ 0.05           $  0.00              $ 0.05            $ 0.00
Total              $ 200,000        $  0.00              $ 200,000         $ 0.00
-------------   --------------     --------------    ----------------   ----------------


(1) The Shares are to be sold by officers and directors for which services the officers and directors shall receive no fee, commission or compensation of any kind.

(2) There can be no guarantee that any or all of the shares in this offering will be sold.

                         TABLE OF CONTENTS

PROSPECTUS SUMMARY................................................      3
  The Company.....................................................      3
  The Offering....................................................      3
  Use of Proceeds.................................................      3
  Risk Factors....................................................      3
  Registrar and Transfer Agent....................................      4
  Proposed NASD Bulletin Board Market Symbol......................      4
  Outstanding Shares..............................................      4
  Summary Consolidated Financial Data.............................      4
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS...............................      5
  Results Of Operations...........................................      5
  Liquidity and Capital Resources.................................      5
  Uncertainties...................................................      5
RISK FACTORS......................................................      6
FORWARD LOOKING STATEMENTS........................................      13
DILUTION..........................................................      13
USE OF PROCEEDS...................................................      14
DIVIDEND POLICY...................................................      15
DETERMINATION OF OFFERING PRICE...................................      15
BUSINESS..........................................................      15
  Background......................................................      15
  Product and Services............................................      15
  Future Products.................................................      16
  Market Segmentation and Sales Strategy..........................      16
  Promotion Strategy..............................................      17
  Customers.......................................................      18
  Competitive Environment.........................................      18
  Employees.......................................................      19
  Business Strategy...............................................      19
  Property........................................................      19
  General.........................................................      20
MANAGEMENT........................................................      20
STATEMENT AS TO INDEMNIFICATION...................................      22
EXECUTIVE COMPENSATION............................................      23
PRINCIPAL SHAREHOLDERS............................................      23
CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH
 MANAGEMENT AND OTHERS............................................      24
LITIGATION........................................................      24
PLAN OF DISTRIBUTION..............................................      25
DESCRIPTION OF SECURITIES.........................................      25
  Common Stock....................................................      25
  Voting Requirements.............................................      25
  Shares Eligible for Future Sale.................................      26
  Recent Sales of Unregistered Securities.........................      26
  Penny Stocks....................................................      26
STOCK OPTION PLAN.................................................      27
LEGAL MATTERS.....................................................      27
EXPERTS...........................................................      27
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING FINANCIAL DISCLOSURE................................      27
UNDERTAKINGS......................................................      27
FURTHER INFORMATION...............................................      27
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS................      28
FINANCIAL STATEMENTS & NOTES TO FINANCIAL STATEMENTS..............  F-1 - F-10
SIGNATURES........................................................      29

                           PROSPECTUS SUMMARY
                           ------------------

                    INTERNATIONAL TRAVEL CD'S, INC.


This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus including "Risk Factors" and the consolidated financial statements before making an investment decision.


The Company
-----------

We were incorporated in Colorado on July 20, 2000, and our executive offices are located at 2 N. Cascade Avenue, Suite 1100, Colorado
Springs, Colorado, 80903.  Our telephone number is (303) 733-3484.

We are engaged in the business of providing photography and digital services to organizations in the travel industry. Through our digital archiving of high-resolution color images, we are able to create digital brochures for hotels, resorts, restaurants and airlines.
While we can produce traditional "paper" brochures, the digital brochures are typically in CD-ROM format and contain virtual tours, photograph layouts and even sales presentations. We believe our digital brochures can increase the effectiveness of a company's presentation in a brochure because it allows for an interactive presentation with moving pictures and sounds not possible in a paper brochure.


The Offering
------------

We are offering 4,000,000 Shares for sale hereby, on a "best-efforts basis". We are offering the Shares for sale commencing the date of the prospectus until June 30, 2001 (unless extended to December 31, 2001 which date shall be the "Termination Date"). The Shares are offered at a price of $0.05 per Share. If the offering is completed, there can be no assurance that the maximum offering will be completed. (See "Plan of Distribution")


Use of Proceeds
---------------

The gross proceeds of the offering will be $200,000 if the offering is completed. After deducting estimated fees and expenses associated with the offering of $20,000 we will receive net proceeds of approximately $180,000. The net proceeds realized from the offering will be utilized for increasing our digital image inventory, marketing and promotion campaigns, and working capital. See "Use of Proceeds".


Risk Factors
------------

An investment in the shares is highly speculative and involves numerous risks. Such risks include lack of sufficient working capital, a net working capital deficit, lack of profitable operations to date, need for additional financing, losses sustained to date, competition, dependence upon third parties and certain relationships. Accordingly, prospective investors should carefully review the risk factor section of this prospectus, which begins on page 6 (See "Risk Factors").


Registrar and Transfer Agent
----------------------------

We act as the transfer agent and registrar for our Common Stock. This means that we will exchange and issue certificates in our stock.

Prior to this offering, there has been no public market for our common stock. There can be no assurance that any such trading market in these securities will ever develop. We are not currently subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and are not presently required to file annual or quarterly reports with the Securities and Exchange Commission.


Proposed NASD Bulletin Board Market Symbol
------------------------------------------

Application will be made to the NASDAQ OTC Bulletin Board Stock Market under a symbol to be selected.


Outstanding Shares
------------------

The number of shares of common stock to be outstanding upon completion of this offering is based upon the number of shares outstanding as of October 31, 2000. If the Offering is completed and all 4,000,000
Shares are sold, there will be 9,450,000 shares of Common Stock outstanding.


Summary Consolidated Financial Data
-----------------------------------

                                        BALANCE SHEET

                                       November 15, 2000
                                       -----------------

Current Assets                            $   10,766
Net Fixed Assets                          $    3,113
   Total Assets                           $   13,879
Current Liabilities                       $        0
Total Shareholders                        ----------
  Equity                                  $   13,655



                                    STATEMENT OF OPERATIONS

                                       November 15, 2000
                                       -----------------

Total Expense                             $  (91,845)
Loss before income tax                    $  (91,845)
Benefit from income tax                   $     ---
                                          ----------
Net Loss                                  $  (91,845)

As a recently formed development stage company, we have a net loss and may not be profitable in the future. If we do not achieve continued revenue growth sufficient to absorb our planned expenditures, we could experience additional losses in future periods. These losses or fluctuations that are operating results could cause the market value of our stock to decline.

We anticipate that in the future, we will make significant investments in marketing, product development and capital equipment. Our operating results for the future periods are subject to all of the risks and uncertainties which are inherent in the establishment of new business enterprises. Our future operating results will depend upon, among other things: market acceptance of our digital and photography services; our success in expanding our services nationwide and internationally; our success in attracting a retaining strategic partner; our success in attracting and retaining motivated and qualified personnel, particularly in the technical areas; and our development in the marketing of new products.



        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
             CONDITION AND RESULTS OF OPERATIONS
        -------------------------------------------------

Results Of Operations
---------------------

For our first three months in operation, no revenue was generated as was anticipated by management's forecast that it would not generate revenue until March 2001. Management has been working on the procurements of small bids for outsourced services, which if secured and executed would generate revenues ahead of management's forecast. There can be no assurance that we will secure these bids, nor can there be assurance that revenue will meet or exceed expectations in the future.


Liquidity and Capital Resources
-------------------------------

While at this time we do not have any current liabilities, there can be no assurance that current liabilities will continue to be less than our current assets. Our business expansion will require significant capital resources which may be funded through the issuance of notes payable or other debt arrangements that may affect our debt structure.


Uncertainties
-------------

There is intense competition in the photography and digital services industry with other companies that are much larger and national in scope and have greater financial resources than we have. At present, we require additional capital to continue our growth in the photography and digital services market. Based on early procurement of contracts, management believes our services will be widely utilized. However, there are no assurances that this will occur.

                         RISK FACTORS
                         ------------

This offering involves a high degree of risk. You should only purchase our securities if you can afford to lose your entire investment. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Any of the following risks could cause the trading price of our common stock to decline.


Risks Related To Our Business
-----------------------------

We have been operating for less than a year and we may not be able to achieve or maintain profitability.
---------------------------------------------------------------------

We are a relatively young company and our proposed operations are subject to all of the risks inherent in such a business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development of a business in a competitive and rapidly changing high tech industry. As with an investment in any emerging growth company, ownership of common shares may involve a high degree of risk, and is not recommended if you cannot reasonably bear the risk of a total loss of your investment.

We expect to continue to incur operating losses in fiscal 2001. If we do not achieve continued revenue growth sufficient to absorb our recent and planned expenditures, we could experience additional losses in future periods. These losses or fluctuations in our operating results could cause the market value of our common stock to decline.

We anticipate that in the future we will make significant investments in our operations, particularly to support technological developments and sales activities and, that as a result, operating expenses are expected to continue to increase. We intend to make such investments on an ongoing basis, primarily from cash generated from operations and, to the extent necessary, funds available from this offering, as we develop and introduce new products and expand into new markets such as international markets. If net sales do not increase with capital or other investments, we are likely to continue to incur net losses and our financial condition could be materially adversely affected. There can be no assurance that we will achieve or sustain profitability on a quarterly or annual basis.


We have a history of operating losses and limited funds.
--------------------------------------------------------

We have a history of operating losses. If our business plan is not fully executed as planned, we may continue to experience losses as we continue to invest in our core businesses. Our current financial resources are limited and are insufficient for execution and expansion of our business plan. Our ability to execute our business model will depend on our ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that such financing will be obtained. Nor can we give any assurance that we will generate substantial revenues or that our business operations will prove to be profitable.


We will need additional financing for growth.
---------------------------------------------

The growth of our business will require significant additional investment. We may not be able to obtain additional capital or generate sufficient revenues to fund our operations. Our future capital requirements will depend upon a number of factors, many of which are not within our control, including trends or changes in our core services. Our ability to sign clients could also be dependant upon general economic conditions and competitive conditions. All of these factors can affect our ability to produce revenues and profits.


No studies regarding the marketability of our services or the effect of this offering have been conducted.
--------------------------------------------------------------------

In formulating our business plan, we have relied on the judgment of our officers, directors, and consultants. No formal independent market studies concerning the demand for our proposed services have been conducted, nor are any planned. The effect of the sale of the Securities has not been analyzed for its effect on the operations of our ability to obtain funds or financing or the variations in share price due to additional shares being available for sale.


Although our success is dependant upon the growth of the Digital
Services Industries, we may fail even if our industry experiences growth.
-----------------------------------------------------------------

Our future growth will greatly depend upon continued growth in the digital services market. Even though our digital services will not be our only source of income, we do not know if we can maintain the profit and growth level expected. Our business may fail, however, even if digital asset management services-related industries see substantial growth.


Our independent auditor has expressed doubts about our ability to continue as a going concern.
-----------------------------------------------------------------

We are a development stage Company as defined in Financial Accounting Standards Board Statement No. 7. We are devoting substantially all of our present efforts in establishing a new business and, although planned principal operations have commenced, there have been no significant revenues. These factors raise substantial doubt about our ability to continue as a going concern. Management's plans regarding our ability to continue as a going concern are disclosed in Note 1 to the financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Our operating results are subject to significant fluctuations, and an unanticipated decline in revenues may cause our stock price to fall.
---------------------------------------------------------------------

It is likely that in some future quarter or quarters our operating results will be below the expectations of securities analysts and investors. If a shortfall in revenues occurs, the market price for our common stock may decline significantly. The factors that may cause our quarterly operating results to fall short of expectations include:

(1) our ability to develop and market our photography and digital services in a timely manner;

(2) the timing of our, and our competitors, new product or technology introductions and product enhancements;

(3) market acceptance of our digital brochures and other digital services products;

(4)  the size and timing of customer orders;

(5)  seasonality of sales;

(6) product defects or service quality problems due to the early stage development of our company;

(7) our ability to attract and retain strategic partners to continue expansion;

(8) the degree and rate of growth of the markets in which we compete and the accompanying demand for our photography and digital services;

(9) our ability to expand our marketing forces and build the required infrastructure to meet anticipated growth; and

(10) our suppliers' ability to perform under their contracts with us.

Many of these factors are beyond our control. For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance.


We may not be able to adequately manage our anticipated growth, which could impair our efficiency and negatively impact our operations.
--------------------------------------------------------------------

We may not be able to manage our growth effectively, which could impair our efficiency, reduce the quality of our solutions, impair further growth and harm our business, financial condition and operating results. If we do not effectively manage this growth, we may not be able to operate efficiently or maintain the quality of our products and services. Either outcome could harm our operating results. To manage our anticipated expanded operations effectively, we will need to further improve our operational, financial and management systems and successfully hire, train, motivate and manage our employees.


Our failure to respond to rapid technological changes may impair our operating results.
--------------------------------------------------------------------

The market for digital products is characterized by rapid technological advances, changing customer needs and evolving industry standards. Accordingly, to realize our expectations regarding our operating results, we depend on our ability to:

(1) develop, in a timely manner, new products and services that keep pace with developments in technology;

(2)  meet evolving customer requirements; and

(3) enhance our current product and service offerings and deliver those products and services through appropriate distribution channels.

We may not be successful in developing and marketing, on a timely and cost-effective basis, either enhancements to our digital products or new products that respond to technological advances and satisfy increasingly sophisticated customer needs. If we fail to introduce new products, our operating results may suffer. In addition, if new industry standards emerge that we do not anticipate or adapt to, our products could be rendered obsolete and our business could be materially harmed. Alternatively, any delay in the development of technology upon which our products are based could result in our inability to introduce new products as planned. The success and marketability of technology developed by others is beyond our control.

Intense competition in the market could prevent us from increasing revenue and sustaining profitability.
------------------------------------------------------------------

The photography and digital services market is highly competitive and we expect that the markets for our products will become increasingly competitive. The market for digital products in general is intensely competitive and sensitive to new product introductions or enhancements and marketing efforts by industry participants. We expect to experience increasing levels of competition in the future. The principal competitive factors affecting the markets for our product offerings include, corporate and product reputation, innovation with frequent product enhancement, product design, functionality and features, product quality and performance, ease-of-use, support and price.

Although we believe that our products compete favorably with respect to such factors, there can be no assurance that we can maintain our competitive position against current or potential competitors, especially those with greater financial, marketing, service, support, technical or other competitive resources.

We currently compete primarily with larger and more established companies that have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than we do. There can be, however, no assurance that such competitors will not be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, sale and promotion of their products than we do or develop products that are superior to our products or that achieve greater market acceptance.

Our future success will depend, in part, upon our ability to increase sales in our targeted markets. There can be no assurance that we will be able to compete successfully with our competitors or that the competitive pressures we face will not have a material adverse effect on us. Our future success will depend in large part upon our ability to increase our share of our target market and to sell additional products and product enhancements to existing customers. Future competition may result in price reductions, reduced margins or decreased sales. See "Business -- Competition."


If we are unable to hire additional qualified personnel as necessary or if we lose key personnel, we may not be able to successfully manage our business or achieve our objectives.
----------------------------------------------------------------------

We believe our future success will depend in large part upon our ability to identify, attract and retain highly skilled managerial, digital media, sales and marketing, finance and operations personnel. Competition for such personnel in the photography and digital services industry is relatively intense, and we compete for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources. There can be no assurance we will be successful in identifying, attracting and retaining such personnel.


We are dependent upon the contributions of key management who if we were to lose could threaten the success of our business.
-------------------------------------------------------------------

Our success also depends to a significant degree upon the continued contributions of our key management personnel. In particular, we believe that our future success depends on Joshua N. Wolcott, our President and Chief Executive Officer, Brent T. Madison, Vice President, and Karin Madison, Executive Vice President. We do not presently maintain key person life insurance on any of our executive officers. We do not presently have employment contracts covering any of our senior management. The loss of the services of any of our key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring required personnel could make it difficult for us to manage our business and meet key objectives, such as timely product introductions.


We have operations in Chiang Mai, Thailand and our sales primarily target international markets, both of which are subject to a number of risks beyond our control.
----------------------------------------------------------------------

We currently have operations in Chiang Mai, Thailand, where we are focusing a significant amount of our resources on customers in South East Asia. Management believes its connections, contacts and experience in the region provide us with a competitive advantage. This cannot be guaranteed. In addition, there can be no assurance we will be able to develop, maintain or increase international market demand for our products. Our international business involves a number of risks, including:

(1) the impact of possible recessionary environments in foreign economies;

(2)   political and economic instability;

(3)   exchange rate fluctuations;

(4)   customers;

(5)   increased sales and marketing expense;

(6)   operations;

(7)   unexpected changes in regulatory requirements;

(8)   tariffs and other trade barriers;

(9)   seasonal reduction in business activities;

(10)  complex foreign laws and treaties including employment laws;
      and

(11)  potentially adverse tax consequences.


Currency exchange fluctuations could have a material adverse effect on our sales denominated in U.S. currency as a decrease in the value of foreign currencies relative to the U.S. dollar could make our pricing more expensive than, or non-competitive with, products priced in local currencies. Additionally, due to the number of foreign currencies involved in our international sales and the volatility of foreign currency exchange rates, we cannot predict the effect of exchange rate fluctuations with respect to such sales on future operating results. To the extent we implement hedging activities in the future with respect to foreign currency transactions, there can be no assurance that we will be successful in such hedging activities.

Moreover, certain of our customer purchase agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect amounts owed to us should any customer refuse to pay such amounts. In addition, we are subject to the Foreign Corrupt Practices Act, which may place us at a competitive disadvantage with respect to foreign companies that are not subject to that act.


Risks Related To The Offering
-----------------------------

Our executive officers and directors will continue to have substantial control over our business after the offering which could delay or prevent a merger or other change in control of us.
----------------------------------------------------------------------

Upon completion of this offering, our principal stockholders, executive officers, directors and affiliated individuals and entities together will beneficially own approximately 38.42% of the outstanding shares of common stock. As a result, these stockholders, acting together, may be able to influence significantly and possibly control most matters requiring approval by our stockholders, including approvals of:

  -  amendments to our certificate of incorporation;

  -  mergers;

  -  sale of all or substantially all of our assets;

  -  going private transactions; and

  -  other fundamental transactions.

Such a concentration of ownership could have an adverse effect on the price of the common stock, and may have the effect of delaying or preventing a change in control, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.


We do not intend to pay dividends.
----------------------------------

We have never paid any dividends and do not intend to pay dividends in the foreseeable future. It is our present policy to retain all earnings, if any, for use in the development and expansion of our business.


We have no public market for our securities.
--------------------------------------------

At this time no market exists for the sale or purchase of the common stock. After this registration is effective, application will be made to list the common stock on the NASD bulletin board exchange. Even when listed, the number of shares outstanding will not be enough to provide the large volume of trading that will enable the share price to be stable. The risk to you is that you may not be able to sell or buy the stock when you want. As our common stock has not been publicly traded, our stock may lack liquidity or may be extremely volatile and you may not be able to resell your shares at or above the offering price. In addition, equity markets have recently experienced significant price and volume fluctuations that are unrelated to the operating performance of individual companies. These broad market fluctuations may cause the market price of our common stock to decline regardless of our performance.

You may not be able to buy or sell our stock at will and may lose your entire investment
----------------------------------------------------------------------

We are not listed on any stock exchange at this time.   We will make
an application to NASD to become a bulletin board listed company. These are known as "penny stocks" and are subject to various regulations involving certain disclosures to be given to you prior to the purchase of any penny stocks. These disclosures require you to acknowledge you understand the risk associated with buying penny stocks and that you can absorb the entire loss of you investment. Penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want.


Our management will have broad discretion to use the proceeds of this offering and their uses may not yield a favorable return.
---------------------------------------------------------------------

While we intend to use the net proceeds from this offering principally for working capital needs and general corporate purposes, including product and market development and increasing digital image inventory, most of the net proceeds of this offering have not been allocated for precise or specific uses. Our management will have broad discretion to spend the proceeds from this offering in ways with which stockholders may not agree. The failure of our management to use these funds effectively could result in unfavorable returns. This could have significant adverse effects on our financial condition and could cause the price of our common stock to decline. See "Use of Proceeds."


The purchasers in the offering will immediately experience substantial dilution in net tangible book value.
----------------------------------------------------------------------

The initial public offering price is substantially higher than the net tangible book value per share of the outstanding common stock immediately after the offering. As a result, purchasers of shares will experience immediate and substantial dilution of approximately $0.03 in net tangible book value per share, or approximately 58.0% of the initial public offering price of $0.05 per share. In contrast, existing stockholders paid an average price of $.0055 per share.


Future sales of our common stock may have a depressive effect upon its price.
----------------------------------------------------------------------

All of the currently outstanding shares of Common Stock were issued at prices lower than the price of the shares of Common Stock in this offering. If you invest in this Offering, you will incur immediate and substantial dilution of $.029 from the price you paid for your shares. See "Dilution".


The price for our common stock could decline.
---------------------------------------------

We arbitrarily set the offering price of the Common Stock. No independent investment banking firm was retained to assist in determining the offering price. The offering price of the Common Stock may not bear any relation to the actual value of the Common Stock. Among the factors considered in determining the price were estimates of our prospects, the background and capital contributions of management, current conditions of the securities markets, and other information. There is, however, no relationship between the offering price of the Common Stock and our assets, earnings, book value, or any other objective criteria of value.


Risks Associated with Forward-looking Statements
------------------------------------------------

This Prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to: (i) our ability to obtain a meaningful degree of consumer acceptance for our services and products now and in the future, (ii) our ability to market our services and products on an international basis at competitive prices now and in the future, (iii) our ability to develop brand-name recognition for our services now and in the future, (iv) our ability to develop and maintain an effective sales network, (v) our success in forecasting demand for our services and products now and in the future,
(vi) our ability to maintain pricing and thereby maintain adequate profit margins and (vii) our ability to obtain and retain sufficient capital for future operations.



                  FORWARD LOOKING STATEMENTS
                  --------------------------

This prospectus includes forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. You should not rely on these forward-looking statements which apply only as of the date of this prospectus. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "believe," "anticipate," "expect," "will," "intend," "estimate" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus.


                          DILUTION
                          --------

Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. The Company's net tangible book value at October 31, 2000 was $18,992.30, or $0.0035 per share of Common Stock. Dilution per share represents the difference between the offering price of $0.05 per share and the net tangible book value per share of common stock, as adjusted, immediately after this offering.

After giving effect to the completion of the Offering and after deducting commissions (if any) and offering expenses estimated to be $20,000, our pro forma net tangible book value will be $198,992.30, or $0.021 per share. This represents an immediate increase in pro forma net tangible book value of $0.0175 per share to existing stockholders and an immediate dilution of $0.029 per share, or approximately 58.0% of the offering price, to investors purchasing shares of common stock in the Offering.

  Public Offering Price per share                            $ 0.05
  Net Tangible Book Value per share before Offering          $ 0.002
  Increase Per Share attributable to sale of shares hereby   $ 0.018
  Pro-Forma Net Tangible Book Value after Offering           $ 0.02
  Dilution per share to Public Investors                     $ 0.03

The following table summarizes as of October 31, 2000, the number of shares purchased as a percentage of the Company's total outstanding shares, the aggregate amount paid for such shares, the aggregate amount paid figured as a percentage of the total amount paid, and the average amount paid per share for such shares (see "Certain Transactions with Management and Others"). For purposes of this table, the sale to the public of the shares offered hereby, is assumed to have taken place on October 31, 2000.

                           Shares Purchased       Total Consideration Paid     Average Price
                        Number       Percent      Amount           Percent       per Share
                        ---------    -------      ---------        -------     -------------
Existing Shareholders   5,500,000     57.89%      $  30,000         12.99%        $0.0055
New Investors           4,000,000     42.11%      $ 200,000         87.01%        $0.05
                        ---------    -------      ---------        -------        -------
Total                   9,500,000    100.00%      $ 230,000        100.00%        $0.0243



                         USE OF PROCEEDS
                         ---------------

The total proceeds we would receive from the sale of 4,000,000 Shares would be $200,000. If we sell all of the Shares offered hereby, the net proceeds are expected to be approximately $180,000. The preceding figure was arrived at after estimated deductions of $5,000 for accounting, $10,000 for legal fees, $2,500 for printing, $5,000 for blue-sky fees and expenses, and $2,500 for miscellaneous expenses.
The net proceeds of the Offering are estimated to be used as follows:



                                        Amount      % of Proceeds
                                       --------     -------------
Working Capital                        $ 70,000         35.00%
Sales, Marketing & Advertising         $ 60,000         30.00%
Increase digital media inventory       $ 35,000         17.50%
Equipment                              $ 15,000          7.50%
Offering expenses                      $ 20,000         10.00%
                                       --------        -------
TOTAL NET PROCEEDS                     $200,000        100.00%
                                       ========        =======



The amounts set forth above are estimates developed by our management for allocation of net proceeds of this Offering based upon our current plans and prevailing economic and industry conditions and assumes that we are able to sell all of the Shares. Although we do not currently contemplate material changes in the proposed use of proceeds set forth above, to the extent that our management finds that adjustments are required, the amounts shown may be adjusted among the uses indicated above. Our proposed use of proceeds is subject to changes in general, economic and competitive conditions, timing and management discretion, each of which may change the amount of proceeds expended for the purposes intended. The proposed application of proceeds is also subject to changes in market conditions and our financial condition in general. See "Risk Factors - Risks Related to the Offering." Changes in general, economic, competitive and market conditions and our financial condition would include, without limitation, the occurrence of a national economic slowdown or recession, a significant change in the industry and the environment in which we operate, and/or regulatory changes in general. While our management is not currently aware of the existence or pending threat of any of the foregoing reasons, we provide you no assurance that one or more of such events will not occur. See "Risk Factors - Risks Related to the Offering"

While we provide you with no assurance, we believe that the net proceeds of the Offering, together with operating revenues, will be adequate to satisfy our working capital needs for approximately the next six (6) month period.

                        DIVIDEND POLICY
                        ---------------

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.


                DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been no market for our Common Stock. The offering price of the shares was arbitrarily determined and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining the price were estimates of our prospects, the background and capital contributions of management, the degree of control which the current shareholders desired to retain, current conditions of the securities markets and other information. There is no relationship between the offering price of the Common Stock and our assets, earnings, book value or any other objective criteria of value.


                           BUSINESS

Background
----------
International Travel CD's, Inc. was formed on July 20, 2000 and is authorized to issue 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of October 31, 2000, 5,500,000 shares are issued and outstanding and no shares of Preferred Stock are issued and outstanding.

According to the most recent data released by Travel Industry of America (TIA), domestic and international travel expenditures in the U.S. were approximately $520 billion in 1999, which was a 5.2% increase from 1998. Perhaps equally significant is that the number of
trips Americans took also increased by about 2.5% in 1999[1].   In
addition, the number of travelers is forecasted to increase by 1.9% in the year 2000 and 1.3% in 2001.

The travel industry is an extremely large market that is becoming increasingly competitive, forcing industry players to adopt new and innovative ways of gaining market share. Hotels need to be more resourceful in attracting visitors and travel agencies are having to compete with the emergence of the Internet.

More specifically, airlines have put a crunch on travel agencies by placing a cap on the commissions that they will pay travel agencies twice in the last four years. This has, in effect, reduced the industry's revenues considerably. While not everyone will survive the on-going shakeout in the travel agency industry, it is our belief that those that do survive will have to use technology to their advantage.

We were founded to address the specific needs of hotels and travel agencies by providing CD ROMs that feature a collection of digital brochures of the top hotels in the Asia Pacific Region to be distributed to major travel agencies. We plan to then expand our services to hotels in the United States and Europe. In the last stage of expansion, we plan to begin offering our services to virtually any service business that utilizes brochures as a major sales piece. We will draw upon the founders' expertise in photography, marketing and travel to create the CDs for hotels and send them to targeted travel agencies.


Product and Services
--------------------
We will offer photography and digital services first to organizations within the travel industry and then later to any organization that utilizes brochures and digital media. Our main product offering will be digital brochures typically in CD-ROM format. These CDs will feature the scanned images of the selected hotels including photos of their lobbies, rooms, suites and facilities. Some of the images will


-----------------------------
[1]  http://www.tia.org/tiadev/press/0602msi.stm
be scanned in QTR format, which allows for 360 degree views. Each hotel can choose what content it wants to provide in the brochure, although most hotels will typically provide a brief text description, photos taken by the company, current room reservation prices and its
web link.   Each hotel will pay on a "page-per-view basis", meaning
that the price will depend upon the number of pages and photographs a hotel desires to have in the digital brochure, as well as any consulting services to create interactive features.

Hotels are routinely paying large sums of money for marketing brochures and sales packages to send to travel agencies. Thus, travel agencies receive thousands of solicitations from hotels and tourist destinations. As a result, travel agencies have a need for a cost effective way to store these packages, as well as a way to be able to quickly refer to specific hotels. From a hotel's perspective, it is difficult to set itself apart from the hundreds of other sales packages and brochures that are received. Hotels are now faced with the challenge of getting increasingly complex messages and packages across clearly to the targeted audience in a print brochure.

Our CDs will provide travel agents with a CD that contains the digital brochures of numerous hotels. Thus, a travel agent can sort hotels by region, price, and other amenities all at the click of a mouse. Most importantly, the CDs enable the travel agencies to have descriptive and illustrative data of each hotel that it needs in order to make booking decisions.

In responding to the needs of hotels, our CDs offer hotels a cost effective way to reach travel agents. The information, data and photos stored on these digital brochures enables the hotel to do far more than it could with a brochure. The CDs are capable of handling interactive features, an opportunity that does not exist when using traditional print brochures. For example, a hotel could have an interactive feature when the targeted travel agent is taken on a virtual tour of the hotel, visiting the lobby, dining facilities and rooms, as well as a short video from poolside or a short message by the manager or head cook. These virtual tours can include videos and sounds, which a print brochure cannot offer. The hotel can also include a link to its web site so that the travel agent can immediately respond to the sales piece.

Furthermore, should a hotel need to make changes to its digital brochure, it does not have to incur the cost of re-printing the brochures, which is a tremendous cost savings. Lastly, the CDs also have a unique 'notes' section whereby travel agencies can keep data on calls, products and services purchased, and so forth.

The CDs are compatible with any Macintosh or PC with a 486 processor or higher, Microsoft Windows 3.0 or later, a CD-ROM drive and 20 MB of hard disk space - standard computer equipment that virtually every travel agent has these days.


Future Products
---------------
While we have the capabilities to provide other digital media services, we will not focus our efforts on these capabilities until we have adequate cash flow to finance expansion of these other product and service offerings. However, management does believe that it will be able to obtain some contracts for digital media archiving, web design (utilizing digital brochures that can be downloaded), and photography or journalism assignments. There can be no assurance that this will occur.


Market Segmentation and Sales Strategy
--------------------------------------
The travel agency segment of the travel industry is highly fragmented and being redefined with the emergence of the Internet as a major vehicle for travel arrangements. Travel agencies can be loosely divided into two distinct segments:

Major travel agencies with chains across the United States and throughout the world and "Mom and Pop" shops with a couple to a handful of sites

The Company plans to target the largest travel agencies because of their large client base. Management believes it will get more "bang for the buck" for the hotels it represents if it first targets the larger travel agencies that could have the most far-reaching impact. The Vice President of Marketing and Communications is responsible for direct consultative selling to clients, offering them this distinctive sales piece and the ability to save money.

Collectively, management has extensive contacts in the travel industry and is positioned with numerous significant inroads to major travel companies. While direct marketing and other sales strategies will be utilized, the Company will focus much attention on its website (www.internationaltravelcds.com), where it will provide potential customers with examples of how the digital brochure works and looks.

The Company will also try to establish partnerships with several non-profit travel organizations to help promote the Company's CDs and to build in-roads to the travel industry. Potential partnerships the Company plans to pursue include (but are not limited to) the following organizations:

(1) Pacific Asia Travel Association - serves government tourist offices, airlines, hotels and other travel-related companies throughout the Pacific Asia region

(2) American Society of Travel Agents - has over 26,500 members in more than 165 countries

(3) Institute of Certified Travel Agents (ICTA) - ICTA certification is similar to a Ph.D. in other professions

(4) International Hotel Association - offers industry issues and association news to member hotels

(5) Association of Corporate Travel Executives - dedicated to business travel management

(6)  Travel Industry Association of America - claims to be the
     "unifying organization for all components of the U.S. travel industry"

(7) International Association of Conference Centers - focused on the promotion of conference centers

The Company's understanding of the travel industry and the dynamics involved comes from management's experience in marketing, travel services, writing of travel books, photography, and the graphics and printing industry.


Promotion Strategy
------------------
The Company will focus its business development, sales and marketing efforts on hotels in the Asia Pacific Region. Within the framework of establishing a geographically concentrated client base, the following strategy will be undertaken utilizing a portion of the proceeds from this offering:

(1) Develop a website capable of demonstrating the Company's services and stimulating qualified sales leads.

(2) Create a sample digital brochure mailer containing a presentation that can be viewed and send it to hotels as an example of the Company's product.

(3) Develop and implement a direct mail campaign targeting specific hotels where management has established relationships with decision makers.

(4) Attend regional travel conferences or shows for hotels, such as the Travel Industry Association of America's conference in Hong Kong.

(5)  Place advertisements in journals to develop brand awareness.


Customers
---------
The Company will primarily secure customer agreements with hotels in the Asia Pacific region. The Company plans to focus initially on larger hotels with marketing and sales budgets, as well as on hotels with which management already has existing relationships. Because the Company will first focus its efforts on developing its website and digital brochure formats, it is the goal of the Company to secure only 5 customers by the end of 2000. By the end of 2002, the Company aims to have secured customer agreements with at least 175 hotels in the region, which it estimates would generate $931,000 in revenues. Management believes that it may be able to expand services to other service businesses within five years.


Competitive Environment
-----------------------
There are numerous marketing and advertising companies that target hotels and travel companies. These companies create sales packages and brochures for hotels and resorts, and are known to charge fairly expensive fees to do so. Management believes, however, that there are no other businesses currently selling promotional CDs to hotels for distribution to travel agencies.

Management knows of one competitor that provides similar marketing services, which the Company considers a threat. Hotel Portfolio provides hotels with what it calls "intelligently conceived marketing materials often of a higher quality, at a lower cost and in less time
than you could produce locally"[2].   According to company literature
regarding its product offering, it apparently focuses on small brochures, post cards and other sales pieces. As such, management believes that hotels perceive this company to be a low price alternative to creating and producing brochures in-house. The Company believes that its first mover advantage will help it to gain name brand awareness as an innovative producer and distributor of technologically based sales pieces for organizations in the travel industry.

However, as the travel industry continues to grow and experience rapid consolidations, the Company believes it may experience increasing competition in the future. Future competitive factors include corporate and product reputation, innovation with frequent product enhancement, expansion of integrated product line, product design, functionality and features, product quality, performance, ease-of-use, support and price.

Although we believe that our products compete favorably with respect to such factors, there can be no assurance that we can maintain our competitive position against current or potential competitors, especially those with greater financial, marketing, service, support, technical or other competitive resources.


-------------------------

[2]  http://www.hotelportfolio.com/index3.html

Our future success will depend, in part, upon our ability to increase sales in our targeted markets. There can be no assurance that we will be able to compete successfully with our competitors or that the competitive pressures we face will not have a material adverse effect on us. Our future success will depend in large part upon our ability to increase our share of our target market and to sell additional products and product enhancements to existing customers. However, future competition may result in price reductions, reduced margins or decreased sales.


Employees
---------
The Company has a total of three employees, of which all three are executive. The Company has no employment or consulting agreements in place at this time. Management expects that as the need arises, the Company may employ temporary and part-time employees to complete projects and fill orders. There is presently no labor union contract between the Company and any Union and the Company does not anticipate unionization of its personnel in the foreseeable future.


Business Strategy
-----------------
Experience has shown management that by maintaining consistent contact with distributors, customers and others in the industry and continued marketing through conventions and trade magazines, additional business will result.

Management believes, although it is not able to give assurance, that referrals from its existing customers and the leads it has already generated will immediately generate revenue and is expected to be the primary source of business in the year 2001.

Management knows that other travel associations license CDs that contain only a database of travel agencies charge $1,000 for single users and up to $5,000 for multiple users. Management believes it can produce the CDs very inexpensively in Thailand, and thus can underprice competition by approximately 35%, while still delivering an interactive digital brochure. Thus, management believes that its lower pricing schedule will be attractive to hotels, given the significant cost savings and the ease with which travel agents can refer to their hotel. Because the digital brochure offers more advertising possibilities than print brochures, management believes that large hotels like the Westin, which spends more than $25 million per year for advertising, and smaller hotels will both find the Company's CDs very valuable.

The initial concentration shall be in the growing travel industry, where the Company has a majority of its contacts and strategic relationships. The Company plans to advertise in trade journals and attend industry conventions to create an image as a key company for digital and photography services in the travel industry.

At the appropriate time in the Company's development of its market segment (when sales are meeting management's projections), management intends to investigate possible strategic alliances with key industry participants to strengthen the Company's image, product and service components and distribution pattern. However, there is presently no relationship with any potential industry candidate under negotiation and management is unable to give any assurances that a future alliance candidate opportunity will present itself, or, if presented, will result in an alliance. If an alliance is developed, we are not able to assure that such alliance will positively effect the Company's operations and profits.


Property
--------
The company does not own any real property. It presently has a rent-free agreement with Force Financial Systems at its current address. Force Financial Systems assisted the Company with financial matters and provides the Company with the use of approximately 150 square feet of office space. The Company also has a six month lease for its office space in Chiang Mai, Thailand. The lease is due to expire on April 11, 2001, but the Company has an option to renew. The monthly rental is presently $150 and the Company utilizes approximately 250 square feet of office space. Management believes its current office space is sufficient for its projected operations. However, although the Company has no plans to relocate its facility, should the occasion arise to do so, there is ample office space available at other locations in the region at similar or competitive rates.


General
-------
The use of CD-ROM for marketing communications grew last year, as CD-ROMs became marketing tools for a variety of marketers. Based on current trends, CD ROMS are fast becoming the format of choice for distributing sales and marketing information. Because CDs are less expensive to produce and ship than catalogs, many companies are using CDs as a replacement for their expensive brochures.

By sending sales pieces and presentations via CD ROM, a business can use a tool that navigates a potential customer through an interactive presentation. By engaging the audience in an interactive, participatory media, companies can simplify a complex sell - delivering messages specifically targeted to different purchasing influencers. Using both interactivity and multimedia, even the most technical information can be animated to provide an engaging and informative presentation.

Since the CDs are played on a computer, once the presentation is done the potential customer can also easily link to any web site that is in the presentation. A CD's information is displayed with full CD quality sound and can be paused, fast forwarded, rewound, or searched.

It is generally recognized that digital brochures can minimize production costs of literature. In most cases, CDs can help a company to minimize its literature fulfillment time and its literature updating costs. For example, there is typically less expense involved in the maintenance, updating and distribution of a CD than for a conventional printed marketing piece with a comparable number of images because there are no color separations, setup charges or other expensive print shop costs. Many marketing agencies claim that sending an innovative presentation via CDs helps to enhance a company's corporate image and credibility.


                         MANAGEMENT


A list of the current officers and directors appears below. The directors of the Company are elected annually by the shareholders and do not presently receive any fees or other remuneration for their services, although they are reimbursed for expenses associated with attending meetings of the Board of Directors. The officers of the Company are elected by the Board of Directors.


Joshua N. Wolcott. Founder, Chairman, President and Interim Chief Executive Officer, (Age 27). Mr. Wolcott will serve as the Chairman, President and interim Chief Executive Officer of the Company. After numerous marketing consulting projects, Mr. Wolcott took on a major marketing initiative in 1995 for World Vision United States (a relief and development non-profit). He was responsible for creating and launching an integrated marketing campaign targeting young professionals, which was successful and exceeded its benchmarks.

In 1996, Mr. Wolcott went to work for World Vision International in Myanmar (Burma), where he started a Microenterprise Development Program (MED), from 1996 to mid-1997. As the MED Program Manager, he designed and implemented a small enterprise development program that has valuated to date approximately 3,000 small businesses and financed more than 1,000 of them. Mr. Wolcott then returned to the U.S. and joined the Hoffman Row Group (a financial consulting firm) as a Senior Associate in 1999, where he has assisted in the management of initial public offerings and co-managed the strategy development, business plan creation, and organizational structuring for the private offerings of three development-stage companies. In January, 2000, he was promoted to Vice President.

A graduate of the Monterey Institute of International Studies, Mr. Wolcott holds an International MBA degree in finance and strategy from the Fisher Graduate School of International Business 1999. He has a Bachelor of Arts Degree in Economics from Pepperdine University 1995.


Brent T. Madison, Vice President and Co-Founder, (Age 30). Born in Hong Kong, Mr. Madison was raised in many different countries, including Hong Kong, the Philippines, the U.S. and the U.K. In 1996, Mr. Madison traveled to Japan to work as a teacher at the Pioneer Language School, while also conducting some classes for Fuji Film. In 1998, Mr. Madison left teaching to devote himself full-time to his professional travel and assignment photography business, Madison Images. While living at the base of Mt. Fuji, he photographically recorded the daily life and culture of the people living in the shadow of the famous landmark, which is in the process of being published.

In 1999, Thailand became his new "base-camp" for Southeast Asian assignments and he has since been working mainly with U.S. newspapers, magazines, and non-profit organizations. Some of his recent projects have included a Southeast Asian tour for HelpAge International/Help the Aged, to capture their work with the disadvantaged elderly in five countries, as well as documenting a Northern Thailand project of Habitat for Humanity and United Airlines. Most recently published in Shutterbug Magazine, the Los Angeles Times, and the Sacramento Bee. Mr. Madison is also featured in the book, Sell Photos.com, by Rohn Engh, a well-known stock photography business author and advocate.

Mr. Madison has had varied experience as a photographer and journalist, including Assistant Photographer at Pepperdine University and Assistant Photo Editor of The Graphic Weekly Newspaper.
Mr. Madison graduated from Pepperdine University with a Bachelor of Arts in International Studies with an emphasis on Asia.


Joe Cummings, Director, (Age 47). Mr. Cummings has been traveling, living, and working in Southeast Asia for over 20 years and is currently based in Chiang Mai in northern Thailand. Mr. Cummings is considered an expert on all things Thai, and is especially knowledgeable about Southeast Asian art history and archaeology, Buddhism, and Thai cuisine. He has also written extensively on the flora and fauna of Thailand, and on Thai culture, food, society, and politics.

In 1977, Mr. Cummings joined the Peace Corps shortly after college and was posted in Thailand, where he served as an English lecturer at King Mongkut's Institute of Technology in Thonburi. In 1979 he began writing for The Asia Record, a Palo Alto-based newspaper concerned primarily with Southeast Asian affairs and in 1980 he signed his first Lonely Planet travel guidebook contract, becoming one of Lonely Planet's first authors.

Mr. Cummings has been publishing articles about Southeast Asia since 1979 and has been writing guidebooks for Lonely Planet since 1981. He has also authored more than 35 original guidebooks, phrasebooks, maps, atlases, and photographic books on Thailand and other destinations in

Southeast Asia (not including updates, reprints or subsequent editions). Mr. Cummings has served as a tourism industry consultant for UNESCO and for the Pacific Area Travel Association (PATA), and has designed tour itineraries for Asia Transpacific Journeys and Geographic Expeditions (formerly InnerAsia).

In addition to his guidebook work, Joe has also written for dozens of newspapers and magazines, including Ambassador, Asia Magazine, Aspirations, Bangkok Metro, Bangkok Post; BBC Holidays, Car & Travel, Conde Nast Traveler, Earth Journal, Expedia, Geographical, The Guardian, The Independent on Sunday, International Herald Tribune, The Nation (Bangkok), Outside, San Francisco Examiner, Sawasdee, South China Morning Post, Thailand & Indochina Traveler, Wall Street Journal, and World & I. He has twice been awarded the Lowell Thomas Gold Award for travel journalism by the Society of American Travel Writers.

Mr. Cummings has been a columnist for The Asia Record, an East-West Center scholar at the University of Hawaii, university lecturer in Malaysia, and bilingual studies consultant in the USA and Taiwan. Mr. Cummings has a Bachelor's degree in Political Science with a focus on Southeast Asia from Guilford College. He also has Master's degree in Southeast Asian studies with an emphasis on Thai language and art history from the University of California (Berkeley).


Karin Madison, Vice President, (Age 28). Ms. Madison has been the Professional Photography Marketing Executive of Madison Images since 1998. In this capacity, she has managed client relations, headed photographic services, taken responsibility for the syndication of photo and text packages, and managed project and account planning.

From 1997 to 1999, Ms. Madison worked as a teacher for the Pioneer Language School in Fujinomiva, Japan. During her tenure there, Ms. Madison also was hired to write research reports and speeches for Fuji Film engineers and upper management. In 1996, Ms. Madison accepted a position as the English Editor at the Tonen Oil Company in Tokyo, Japan. During this same time, she was also contracted to conduct training seminars for the Kanematsu Personnel Service.

Ms. Madison has had diverse and varied experience in project manager and coordinator positions including a position as the assistant store manager for GAPKIDS, assistant youth coordinator for the second largest church in Memphis, TN, and Project Coordinator at World Vision United States. She has a Bachelor's degree in International Studies from the Moody Bible Institute in Chicago.


All directors hold office until the next meeting of shareholders or until their successors are elected and have qualified. The executive officers of the Company serve at the discretion of the board of Directors.


                 STATEMENT AS TO INDEMNIFICATION
                 -------------------------------

The Articles of Incorporation and Bylaws of the Company provide that the Company will indemnify the Managers against certain liabilities as provided under the laws of the State of Colorado. The availability of such indemnification could affect the actions of the Managers with respect to the interests of other Shareholders.

The Company has indemnified all officers, directors and controlling persons of the Company against all liabilities from the sale of securities which might arise under the Securities Act of 1933 other than as stated under Colorado law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to such persons pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                     EXECUTIVE COMPENSATION
                     ----------------------

The following summarizes for the fiscal years indicated, the principal components of compensation for the Company's Executive Officers:


Annual Compensation
-------------------

Name & Principal                            Bonus or other
Position                Year    Salary      Compensation      Options     Payments Awards
--------------------    ------  ---------   ---------------   --------    ---------------
Joshua N. Wolcott       2000       --              --            --              --
President and
Interim CEO             2001       --              --            --              --

Brent T. Madison        2000       --              --            --              --
Vice President          2001    $  35,000          --            --              --

Karin Madison           2000       --              --            --              --
Executive
Vice-President          2001    $  28,000          --            --              --

Joe Cummings            2000       --              --            --              --
Director                2001    $  12,000          --            --              --
-------------------     ------  ---------    ------------      -------   ----------------




All of the foregoing amounts are estimates based upon the Company's internal forecast and budget. There can be no assurance that the amounts of compensation actually paid, or the persons to whom it is paid, will not differ materially from the above estimates.

Directors do not receive any fees for services on the Board of Directors, the Company may as cash flow permits, pay to each Director a monthly Director fee of $1,000 for a minimum of 12 months.
Directors are reimbursed for their expenses for each meeting they attend.


                    PRINCIPAL SHAREHOLDERS
                    ----------------------

The following table sets forth certain information as of October 31, 2000 with respect to the beneficial ownership of the Company's common stock by all persons known by the Company to be beneficial owners of more than 5% of its outstanding shares of its common stock, by directors who own common stock and all officers and directors as a group:


                             Number of          Percentage       Number of       Percent
                           shares before        ownership       shares after    ownership
Name & Address                offering       before offering      offering        after offering
----------------------     -------------     ---------------    ------------   ------------------
Joshua N. Wolcott            1,400,000            25.69%          1,400,000       14.81%
1357 S. Josephine St.
Denver, CO  80210

Brent T. Madison             1,200,000            22.01%          1,200,000       12.70%
PO Box 95
Pra Singh Post Office
Chiang Mai, Thailand
50200

Karin Madison                  600,000            11.01%            600,000        6.35%
PO Box 95
Pra Singh Post Office
Chiang Mai, Thailand
50200

New World Order, Inc.          450,000             8.26%            450,000        4.76%
12549 McKenzie Ct.
Broomfield, CO 80020

Other shareholders           1,800,000            33.03%          1,800,000       19.05%

Shares from this offering         --                --            4,000,000       42.33%
(assumes all shares sold)
---------------------        ---------           -------         ----------     --------
Total                        5,500,000           100.00%          9,450,000      100.00%
=====================        =========           =======         ==========     ========





 CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS
 -----------------------------------------------------------------

The Company was founded by Joshua N. Wolcott, President and Interim CEO, and Brent T. Madison, Vice President, and incorporated in the state of Colorado on July 20, 2000. The two founders agreed to invite Karin Madison to join the Company as its Vice President. Karin Madison is the wife of Brent T. Madison. While the officers do not believe such relationships will negatively affect the Company, there can be no guarantee that such relationships will not have a material impact upon the Company.

The Company has no other relationships or transactions outstanding.


                          LITIGATION
                          ----------

As of the date of this prospectus, the Company is not involved in any material litigation nor has any material litigation been threatened against the Company.

                      PLAN OF DISTRIBUTION
                      --------------------

Upon effectiveness of this Prospectus, the Company, through its officers, shall offer the Shares in accordance with the terms and conditions set forth in this Memorandum. We are offering the Shares directly and on a "best efforts" basis, which means that no person or participating dealer is obligated to purchase any Shares. We will use our best efforts to sell the Shares to investors. There can be no assurance that we will sell all or any of the Shares offered. We have no arrangement or guarantee that we will sell any Shares. All subscription checks shall be made to the order of International Travel CD's, Inc.

While we do not anticipate utilizing any registered securities broker-dealers in connection with any sales of the Shares, we may, in our discretion, accept subscriptions for Shares through broker-dealers that are members of the National Association of Securities Dealers, Inc. ("NASD") and will, in connection with such sales, pay a commission of 10% of the price of each Share sold. No officers or directors shall receive any commissions or compensation for their sale of the Company's shares pursuant to the terms hereof.


                   DESCRIPTION OF SECURITIES
                   -------------------------

Common Stock
------------
The authorized capital consists of 20,000,000 shares of Common Stock no par value. The holders of shares of common stock: (1) have equal ratable rights to dividends on funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company;
(iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters which stock holders may vote on at all meetings of stockholders. All shares of common stock now outstanding are fully paid for and non-assessable; and all the shares are common stock which are the subject of this offering, when issued, will have been fully paid for and are non-assessable.

The holders of shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the Company's directors. Assuming sales by the Company of 4,000,000 shares, the present management of the Company will own approximately 38.42% and may be able to effectively control the Company.


Voting Requirements
-------------------
The Articles of Incorporation require the approval of the holders of a majority of the Company's voting securities for the election of directors and for certain fundamental corporate actions, such as mergers and sales of substantial assets, or for an amendment to the Articles of Incorporation. There exists no provision in the Articles of Incorporation or Bylaws that would delay, defer or prevent a change in control of the Company.

Shares Eligible for Future Sale
-------------------------------
As of October 31, 2000, the Company had 5,500,000 shares of Common Stock outstanding. Of the 5,500,000 shares of Common Stock outstanding, 3,200,000 shares of Common Stock are beneficially held by "affiliates" of the Company. All shares of Common Stock registered pursuant to this Registration Statement will be freely transferable without restriction or registration under the Securities Act, except to the extent purchased or owned by "affiliates" of the Company as defined for purposes of the Securities Act.

Under certain circumstances, restricted shares may be sold without registration, pursuant to the provisions of rule 144. In general, under rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one (1%) percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by rule 144. In addition, rule 144 permits, under certain circumstances, the sale of restricted securities without any quantity limitations by a person who is not an affiliate of ours and has satisfied a two-year holding period. Any sales of shares by shareholders pursuant to rule 144 may have a depressive effect on the price of our common stock.


Recent Sales Of Unregistered Securities
---------------------------------------
The Company sold securities in reliance on Regulation D, Rule 506 closing the offering in November 2000. The offering was for 1,500,000 shares of the Company's Common Stock, were sold at a price of $0.02 per share.

Penny Stocks
------------
The Company's shares are "penny stocks" within the definition of that term contained in Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, which imposes sales practices and disclosure requirements on certain broker-dealers who engage in certain transactions involving penny stocks. These additional sales practices and disclosure requirements could impede the sale of the Company's securities, including securities purchased herein, in the secondary market. In addition, the liquidity for the Company's securities may be adversely affected, with concomitant adverse effects on the price of the company's securities.

Under the penny stock regulations, a broker-dealer selling penny stocks to anyone other than an established customer or "accredited investor" (generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current quotations for the securities. A broker-dealer is additionally required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.


                       STOCK OPTION PLAN
                       -----------------

The Board of Directors of the Company has not yet voted to administer a stock option plan. If the Board of Directors were to approve and administer such a plan, it would result in substantial dilution in any shares of Common Stock purchased in this offering and still held at the time of implementation of the plan.

                       LEGAL MATTERS
                       -------------

Legal matters in connection with this offering will be passed upon for the Company by The Law Office of James G. Dodrill II, P.A., 3360 NW 53rd Circle, Boca Raton, Florida 33496. We have issued to the firm's principal owner 250,000 shares of our Common Stock as a payment for previous services.


                         EXPERTS
                         -------

The audited financial statements of the Company as of November 15, 2000 appearing in this prospectus and in the registration statement of which this prospectus forms a part, have been audited by Cordovano & Harvey, P.C., independent public accountants. Their report, which appears elsewhere herein, insofar as the Company is concerned, includes an explanatory paragraph as to the ability of the Company to continue as a going concern. The financial statements are included in reliance upon such report and upon the authority of such firm as an expert in auditing and accounting.


         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
             ON ACCOUNTING FINANCIAL DISCLOSURE
         ---------------------------------------------

We have had no changes in or disagreements with our accountants from inception to the present time.


                     FURTHER INFORMATION
                     -------------------

The Company has filed with the Washington, DC office of the Securities & Exchange Commission (the "SEC") a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. For further information with respect to the Company and the securities offered, reference is made to the registration statement and to the financial statements filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance, reference is made to the copy of such contractor document that has been filed as an exhibit to the registration statement. Each statement is qualified in all respects by such reference. The registration statement, including exhibits thereto, may be inspected without charge at the SEC's principal offices at 450 Fifth Street, N.W. Washington, DC 20459. Copies of the registration statement or any part thereof may be obtained from the SEC's principal office in Washington, DC upon payment of the fees prescribed by the Commission.

          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
          --------------------------------------------------



                   Independent Auditors' Report


The Board of Directors
International Travel CD's, Inc.:


We have audited the accompanying balance sheet of International Travel CD's, Inc. (a development stage company) as of November 15, 2000, and the related statements of operations, stockholders' equity, and cash flows for the period from July 20, 2000 (inception) to November 15, 2000.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Travel CD's, Inc., as of November 15, 2000, and the results of its operations and its cash flows for the period from July 20, 2000
(inception) to November 15, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue on a going concern basis. As discussed in Note 1 to the financial statements, the Company's significant operating losses, and other reasons, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Cordovano and Harvey, P.C.
Denver, Colorado
December 27, 2000

                     INTERNATIONAL TRAVEL CD'S, INC.

                          Financial Statements

                           November 15, 2000

              (With Independent Auditors' Report Thereon)

                     INTERNATIONAL TRAVEL CD'S, INC.
                      (A Development Stage Company)


                      Index to Financial Statements

                                                                       Page
                                                                     --------
Independent Auditors' Report.......................................    F-2

Balance Sheet, November 15, 2000...................................    F-3

Statement of Operations, for the period from July 20, 2000
        (inception) through November 15, 2000......................    F-4

Statement of Changes in Shareholders' Equity, for the period
        from July 20, 2000 (inception) through November 15, 2000...    F-5

Statement of Cash Flows, for the period from July 20, 2000
        (inception) through November 15, 2000......................    F-6

Notes to Financial Statements......................................    F-7

                   Independent Auditors' Report


The Board of Directors
International Travel CD's, Inc.:


We have audited the accompanying balance sheet of International Travel CD's, Inc. (a development stage company) as of November 15, 2000, and the related statements of operations, stockholders' equity, and cash flows for the period from July 20, 2000 (inception) to November 15, 2000.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Travel CD's, Inc., as of November 15, 2000, and the results of its operations and its cash flows for the period from July 20, 2000
(inception) to November 15, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue on a going concern basis. As discussed in Note 1 to the financial statements, the Company's significant operating losses, and other reasons, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Cordovano and Harvey, P.C.
Denver, Colorado
December 27, 2000

                         INTERNATIONAL TRAVEL CD'S, INC.
                          (A Development Stage Company)


                                 BALANCE SHEET
                                November 15, 2000


                             ASSETS
Current assets:
  Cash.........................................................   $   10,766
                                                                  ----------
        Total Current Assets                                          10,766

Equipment.....................................................         3,220
Less: accumulated depreciation................................          (107)
                                                                  ----------
        Net equipment                                                  3,113
                                                                  ----------
        Total Assets                                              $   13,879
                                                                  ==========

             LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accrued liabilities........................................     $      224
                                                                  ----------
  Total current liabilities                                              224
                                                                  ----------
Shareholders' equity (Note 3):
  Preferred stock, no par value; 5,000,000
    shares authorized; -0- shares issued and
    outstanding..............................................            -
  Common stock, no par value; 20,000,000 shares
    authorized; 5,500,000 shares issued and outstanding......        105,500
  Deficit accumulated during development stage...............        (91,845)
                                                                  ----------
        Total shareholders' equity                                    13,655
                                                                  ----------
        Total liabilities and shareholders' equity                $   13,879
                                                                  ==========







               See accompanying notes to financial statements

                         INTERNATIONAL TRAVEL CD'S, INC.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS
             July 20, 2000 (inception) Through November 15, 2000

Costs and expenses:
  Stock-based compensation (Notes 2&3):
    Personnel..............................................    $   66,000
    Legal fees.............................................         5,000
    Consulting.............................................         9,000
  Sales and marketing......................................         6,000
  Travel and entertainment.................................         1,818
  Rent.....................................................         1,500
  Other....................................................         2,527
                                                               ----------
                Loss before income taxes                         (91,845)

Income taxes (Note 4)......................................         -
                                                               ----------
                Net loss                                       $  (91,845)
                                                               ==========

Basic loss per common share................................        $(0.02)
                                                               ==========
Basic number of weighted average
  common shares outstanding................................     4,375,000
                                                               ==========





               See accompanying notes to financial statements

                         INTERNATIONAL TRAVEL CD'S, INC.
                          (A Development Stage Company)


                 STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
              July 20, 2000 (inception) through November 15, 2000


                                                                                                            Deficit
                                                                                                          Accumulated
                                                                                                             During
                                                            Preferred Stock        Common Stock           Development
                                                        Shares        Amount     Shares        Amount        Stage         Total
                                                        ------        ------    ---------     --------    ----------     ----------
Balance, July 20, 2000 (inception).....................    -          $  -         -              -       $    -         $    -
July 2000, common stock issued to founders
  for services rendered, valued  at $.02 per share
  (Note 2).............................................    -             -      3,300,000       66,000         -            66,000

July 2000, common stock issued for legal
  services, valued at $.02 per share (Note 3)..........    -             -        250,000        5,000         -             5,000

July 2000, common stock issued for consulting
  services, valued at $.02 per share (Note 3)..........    -             -        450,000        9,000         -             9,000

August 22, 2000 through November 8, 2000,
  sale of common stock, for $.02 per share,
  pursuant to private offering, net of offering
  costs of $4,500 (Note 2).............................    -             -      1,500,000       25,500         -            25,500

Net loss...............................................    -             -           -            -         (91,845)       (91,845)
                                                        ------        ------    ---------     --------    ---------       --------
Balance, November 15, 2000.............................    -          $  -      5,500,000     $105,500    $ (91,845)      $ 13,655
                                                        ======        ======    =========     ========    =========       ========






            See accompanying notes to financial statements

                         INTERNATIONAL TRAVEL CD'S, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
             July 20, 2000 (inception) Through November 15, 2000


Cash flows from operating activities:
  Net loss.......................................................   $ (91,845)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation...............................................         107
      Stock-based compensation (Notes 2&3).......................      80,000
  Changes in operating liabilities:
    Accrued liabilities..........................................         224
                                                                    ---------
       Net cash used in operating activities                          (11,514)
                                                                    ---------

Cash flows from investing activities:
  Cash payments for equipment....................................      (3,220)
                                                                    ---------
       Net cash used in investing activities                           (3,220)
                                                                    ---------

Cash flows from financing activities:
  Proceeds from issuance of common stock,
    net of offering costs (Note 2)...............................      25,500
                                                                    ---------
       Net cash provided by financing activities                       25,500
                                                                    ---------

       Net change in cash                                              10,766

Cash, beginning of period........................................        -
                                                                    ---------
Cash, end of period..............................................   $  10,766
                                                                    =========
Supplemental cash flow information:
  Cash paid for interest.........................................   $     -
                                                                    =========
  Cash paid for income taxes.....................................   $     -
                                                                    =========



               See accompanying notes to financial statements

                      INTERNATIONAL TRAVEL CD'S, INC.
                       (A Development Stage Company)
                       Notes to Financial Statements


(1)   Summary of Significant Accounting Policies

(a)   Organization and Basis of Presentation

      International Travel CD's, Inc. (the "Company") was incorporated in Colorado on July 20, 2000. The goal of the Company is to address the specific needs of hotels and travel agencies by providing CD ROMs that feature a collection of digital brochures of the top hotels in the Asia Pacific Region to be distributed to major travel agencies.

      The Company has suffered significant operating losses since inception and inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses and under-capitalization. These factors raise substantial doubt about the Company's ability to continue as a going concern.

      The Company's future success will be dependent upon its ability to create and provide effective digital brochures, its ability to market its products, its ability to finance its development, and its ability to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

      The Company plans to offer 4,000,000 shares of its common stock to the public at $.05 per share. In connection with this offering, the Company plans to file a Registration Statement with the Securities and Exchange Commission on Form SB-2.

(b)   Development Stage Company

      The Company is in the development stage in accordance with Statements of Financial Accounting Standards (SFAS) No. 7
      "Accounting and Reporting by Development Stage Enterprises".

(c)   Use of Estimates

      The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)   Cash and Cash Equivalents

      The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents.

(e)   Property and Equipment

      Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years.

                      INTERNATIONAL TRAVEL CD'S, INC.
                       (A Development Stage Company)
                       Notes to Financial Statements


(f)   Income Taxes

      The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(g)   Sales and Marketing Costs

      The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing expense in the accompanying financial statements. Sales and marketing expense totaled approximately $6,000 for the period from July 20, 2000 (inception) to November 15, 2000.

(h)   Stock-based Compensation

      The Company accounts for stock-based compensation arrangements in accordance with Statement of financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principle Board ("APB") Opinion No. 25 and provide pro forma net earnings (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25. For stock issued to officers, the fair value approximates the intrinsic value. Therefore, no pro forma disclosures are presented.

(i)   Loss per Common Share

      The Company has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128") which requires the disclosure of basic and diluted earnings per share. Basic earnings per share are calculated using income available to common shareowners divided by the weighted average of common shares outstanding during the year. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options or warrants, had been issued. The Company has a simple capital structure and no outstanding options at November 15, 2000. Therefore, dilutive earnings per share are not applicable and accordingly have not been presented.

(2)   Related Party Transactions

      On July 21, 2000, the Company issued 3,300,000 shares of its no par value common stock to certain officers and directors of the Company in exchange for services related to the organizing the Company. The value of these services was recorded at $66,000, based on the fair value of the Company's common stock, as determined by the Board of Directors, after considering contemporaneous sales and other analysis.

                      INTERNATIONAL TRAVEL CD'S, INC.
                       (A Development Stage Company)
                       Notes to Financial Statements


(3)   Shareholders' Equity

      a)  Sales and Issuances of Common stock

          The following transactions were valued at the fair value of the Company's common stock, as determined by the Board of Directors, based on contemporaneous sales and other analysis:

          * During July 2000, the Company issued 250,000 shares of its no par value common stock in exchange for legal services. The Company recorded $5,000 in expense.

          * In addition, during July 2000, the Company issued 450,000 shares of its no par value common stock in exchange for consulting services. The Company recorded $9,000 in expense.

          During the period from August 22, 2000 to November 8, 2000, the Company sold 1,500,000 shares of its no par value common stock for $.02 per share in a private offering pursuant to an exemption from registration under Rule 506 (a) of Regulation D of the Securities Act of 1933, as amended. Net proceeds from the offering totaled $25,500, after deducting offering expenses of $4,500.

      b)  Preferred Stock

          The Company is authorized to issue 5,000,000 shares of no par value preferred stock. The preferences will be determined by the board at a later date.

(4)   Income Taxes

      A reconciliation of U.S. statutory federal income tax rate to the effective rate follows for the period from July 20, 2000
      (inception) through November 15, 2000:

                                                      July 20, 2000
                                                       (inception)
                                                         through
                                                       November 15,
                                                           2000
                                                       ------------
      U.S. statutory federal rate,
        graduated...................................      14.31%
      State income tax rate, net of federal.........       4.63%
      Net operating loss (NOL) for which
        no tax benefit is currently available.......     -18.94%
                                                        --------
                                                           0.00%
                                                        ========


      The benefit for income taxes from operations consisted of the following components at November 15, 2000: current tax benefit of $2,243 resulting from a net loss before income taxes, and deferred tax expense of $2,243 resulting from the valuation allowance recorded against the deferred tax asset resulting from net operating losses. The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction

                      INTERNATIONAL TRAVEL CD'S, INC.
                       (A Development Stage Company)
                       Notes to Financial Statements


      could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

      Should the Company undergo an ownership change, as defined in
      Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation which could reduce or defer the utilization of those losses.

                         SIGNATURES
                         ----------

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned.


                                      INTERNATIONAL TRAVEL CD'S, INC.


                                      /s/Joshua N. Wolcott
                                      --------------------------------
                                      Joshua N. Wolcott, President and
                                      Chief Executive Officer

                             PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Bylaws and the Colorado Business Corporation Act provide for indemnification of directors and officers against certain liabilities. Pursuant to the Company's Bylaws, officers and directors of the Company are indemnified, to the fullest extent available under Colorado law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was an officer, director, employee or agent of the Company. The Company may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by the Company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     We estimate that expenses in connection with this Registration Statement will be as follows:

SEC registration fee             $    53.60
Legal fees and expenses          $10,000.00
Accounting fees and expenses     $ 4,040.00
Miscellaneous                    $ 5,906.40
                                 ----------
Total                            $20,000.00
                                 ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


      Name            Number of Shares      Price           Date
-------------------   ----------------    ----------      --------
Joshua Wolcott         1,400,000             (1)
Brent Madison          1,200,000             (1)
Karin Madison            600,000             (1)
New World Order          450,000             (1)
Joe Cummings             100,000             (1)
Jim Dodrill              250,000             (1)
Camilla Edblem            100000          $2,000.00       8/24/00
Robert O. Kan             100000          $2,000.00       8/25/00
Rodney Ramsay              50000          $1,000.00       8/24/00
Nolen G. Brown             50000          $1,000.00       9/25/00
Monte J. Diede             50000          $1,000.00       11/8/00
Kim Arel                   50000          $1,000.00       8/24/00
Troy D Lynette             50000          $1,000.00       8/23/00
Darren Woosley             50000          $1,000.00       9/25/00
Pamela Parris              25000          $  500.00       8/23/00
Derek Bannister            50000          $1,000.00       8/23/00
Dennis Davis              100000          $2,000.00       8/22/00
Eric Majors               100000          $2,000.00       8/25/00
Sarah McDaniel***          50000          $1,000.00       8/22/00
Peter Contreras            25000          $  500.00       8/22/00
Nathen Enger               50000          $1,000.00       8/23/00
Steve Wernli               50000          $1,000.00       8/23/00
Robert Merkle              25000          $  500.00      10/22/00
David A. Goller            25000          $  500.00      10/23/00
George McDaniel            50000          $1,000.00      10/23/00
Rosiland McDaniel          50000          $1,000.00      10/23/00
David Lirette              25000          $  500.00      10/23/00
Phillip W. Kilgore         75000          $1,500.00      10/23/00
Richard Estrada            25000          $  500.00      10/22/00
Ernesto Angel              50000          $1,000.00      10/23/00
Jesus Romero               50000          $1,000.00      10/22/00
Marcy Richfield            25000          $  500.00      10/23/00
Steve Goller               50000          $1,000.00      11/6/00
Jeff Neal                  50000          $1,000.00      11/6/00
Gary Killian               25000          $  500.00      11/6/00
Ruben Garduno              25000          $  500.00      11/6/00



(1) Issued in connection with services rendered to the Company.

All other shares were sold pursuant to Regulation D, Rule 506.


                       ITEM 27. EXHIBITS

(3.1)	 Articles of Incorporation of International Travel CDs
(3.2)	 Bylaws of International Travel CDs
(4.1)	 Specimen Stock Certificate
(5.1)	 Opinion of Law Office of James G. Dodrill II, PA as to
         legality of securities being registered to be included
         in subsequent amendment to this Form SB-2
(23.1)	Consent of Cordovano and Harvey, PC.

(23.3) Consent of Law Office of James G. Dodrill II, PA included in Exhibit 5 hereto.*



                  ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

The Company hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
        i. Include any prospectus required by Section 10(a)(3) of the Securities Act;
       ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.
      iii. Include any additional or changed material information on the plan of distribution.
(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


                            Signatures

In accordance with the requirements of the Securities Act of 193, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver state of Colorado, on January 24, 2001.

                               INTERNATIONAL TRAVEL CD'S, INC.

                               By:_____/s/ Joshua Wolcott____________
                                  Joshua Wolcott
                                  President, Chief Executive Officer,
                                  and Chairman of the Board of Directors

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 24, 2001.

By:	/s/ Joshua Wolcott		President, CEO and Chairman of the
   -----------------------------        Board of Directors
   Joshua Wolcott                       Directors

By:	/s/ Joshua Wolcott		Chief Financial Officer
   -----------------------------
   Joshua Wolcott

By:	/s/ Karin Madison		Executive Vice President
   -----------------------------
   Karin Madison

By:	/s/ Brent Madison		Executive Vice President and Director
   -----------------------------
   Brent Madison

By:	/s/ Joe Cummings		Director
   -----------------------------
   Joe Cummings